                                                                    EXHIBIT 14.1

                            THE MEN'S WEARHOUSE, INC

                      CODE OF ETHICS FOR SENIOR MANAGEMENT

It is the policy of The Men's Wearhouse, Inc. and its operating subsidiaries (the "Company") to conduct business with the highest standards of honesty and integrity, and in compliance with all applicable laws. The Company's Board of Directors has adopted this Code of Ethics for Senior Management (the "Code"), applicable to the Company's Chief Executive Officer and all Presidents, Chief Financial Officers, Principal Accounting Officers, Executive Vice Presidents and other designated financial and operations officers performing similar functions (collectively, "Senior Management"), to deter wrongdoing, and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure to the public; compliance with laws; and accountability.

All Company employees, directors and officers are expected to comply with the Company's Code of Business Conduct, as well as other Company policies. Additionally, Senior Management is expected to:

         - Carry out their duties honestly and with the highest degree of integrity;

         - Avoid actual or apparent conflicts of interest, and to promptly report any transaction or relationship that could compromise one's ability to adhere fully to this Code, other Company policies or applicable laws; or to make business decisions without regard to personal gain or benefit;

         - Promptly report transactions or relationships that could reasonably compromise the ability of Senior Management or any other employee or director to adhere fully to Company polices or applicable laws, or that is required to be reported in Company financial reports;

         - Avoid having ownership interests greater than 1%, or any decision making role, in entities that provide services or goods to the Company, or that compete with the Company;

         - Seek, at all times, to provide information to Company officials and its outside professionals (e.g. accountants, counsel, insurance providers, etc.) that is accurate, relevant, complete, objective, timely and understandable, and encourage others within the Company to do the same;

         - Use reasonable efforts to assure full, fair, accurate, timely and understandable disclosure of information related to the Company's business and financial operations in Company reports and documents filed with the Securities and Exchange Commission ("SEC"), the New York Stock Exchange ("NYSE") or otherwise made public;

         - Use reasonable efforts to establish controls and procedures to ensure reports and documents filed with the SEC or NYSE are accurate, understandable and not misleading;

         - Share information with appropriate parties to keep them informed of the Company's business and operations;

         - Use reasonable efforts to cause the Company to comply fully with the letter and spirit of all laws, rules and regulations applicable to the Company or its business;

         - Promptly report any weakness or deficiency in the design or operation of the Company's internal controls, and any fraud involving Company management or other employees having significant roles in the Company's operations, financial reporting, disclosures or internal controls; and

         - Promote ethical behavior within the Company and with customers, suppliers and other stakeholders.

Senior Management must report violations and concerns immediately. Reports may be made to (i) the CEO or CFO; (ii) the Chief Compliance Officer or (iii) to the Company's General Counsel. Reports may also be made to the Chairman of the Audit Committee of the Company's Board of Directors using the Company's Financial Reporting Line, (877) 288-5529. All reports will be kept confidential to the extent permitted, and may be made anonymously. No person will be subject to retaliation because of a good-faith report of an actual or suspected violation of this Code or any standard of ethical and lawful conduct. Retaliation is itself a violation of this Code. If a member of Senior Management violates this Code, the Company will take appropriate action, including, as appropriate, discharge and legal proceedings.

The Code may be amended or modified only by the Board of Directors, and waivers only may be granted by the Board of Directors or the Board's Nominating and Corporate Governance Committee. Any such amendments, modifications or waivers will promptly be reported, as may be required by the SEC or the NYSE.

By signing below you acknowledge: you have read this Code of Ethics for Senior Management; you understand your obligations under the Code; you agree, to the best of your ability, to comply with the Code; and represent that you are not in violation of the Code. In addition, you acknowledge and agree that your agreement to comply with the Code does not constitute an agreement between the Company and you for employment or otherwise.

Date: ________________, 200___               ___________________________________
                                                          Signature

                                             ___________________________________
                                                  Print Name